Exhibit 99.1

Contact: Whirlpool Corporation

Media: Monica Teague, 269/923-7405

Monica.Teague@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER RESULTS

Earnings Per Share Decline to $1.22 on Higher Material Costs, Oil-Related Price Inflation and Negative U.S. Demand

Company Announces New $500 Million Share Repurchase Authorization

BENTON HARBOR, Mich., April 24, 2008—Whirlpool Corporation (NYSE: WHR) announced today that first-quarter earnings from continuing operations of $94 million decreased 24 percent to $1.22 per diluted share compared to $124 million, or $1.55 per diluted share reported during the previous year’s quarter. Revenue of $4.6 billion for the quarter increased 5 percent from the $4.4 billion reported in the first quarter of 2007.

“Our first-quarter results reflect a very challenging global economic environment,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We had strong performance in our international operations, which was offset by declines in our North American business. The combination of unprecedented material cost increases and seven consecutive quarters of lower U.S. demand have resulted in one of the most challenging operating environments we have seen in three decades. While near-term economic conditions remain turbulent, Whirlpool Corporation’s innovative products and consumer preferred brands are well positioned to capitalize on global growth opportunities. In addition, we have taken strong actions to address significant material and oil cost inflation that has negatively impacted our margins.”

Net earnings for the quarter reflected challenging macroeconomic conditions in the company’s U.S. business, as industry unit demand declined approximately 9 percent compared to the prior year. Operating profit totaled $159 million compared with $226 million in the prior year. First-quarter operating results were unfavorably impacted by significantly higher material and oil-related costs and lower U.S. industry unit volume. Results were partially offset by productivity initiatives and improved results within the company’s international operations. Whirlpool Corporation’s operating profit improved in all three major regions outside of North America.

The company also announced today that the Board of Directors approved a new $500 million share repurchase authorization. During the first quarter, Whirlpool repurchased $97 million of common stock, completing its previously authorized repurchase program.

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America first-quarter sales of $2.6 billion declined 3 percent from the prior year. U.S. industry unit shipments of major appliances (T7)* declined approximately 9 percent.

Operating profit of $44 million decreased from $159 million reported in the previous year. Significantly higher material and oil-related costs, lower industry demand and increased selling, general and administrative expense due to new product launches and consumer advertising spending were the primary factors affecting the company’s first-quarter operating profit.

Based on current economic conditions, the company now expects full-year 2008 U.S. industry unit shipments to decline approximately 5 percent to 6 percent from 2007 levels, versus the 3 percent to 5 percent decline previously expected.

Whirlpool Europe reported first-quarter sales of $940 million, a 13 percent increase from the prior year. Excluding the effects of currency, sales decreased 2 percent in the quarter. Overall industry demand during the quarter declined approximately 2 to 3 percent from the prior year. The region’s favorable performance relative to the industry was driven by sales of the market-leading Whirlpool brand and continued strength of the region’s innovative product offerings.

Operating profit increased 17 percent to $45 million, as the region benefited from increased productivity compared with the prior year. Partially offsetting these gains were higher material costs.

Based on current economic conditions in Europe, the company expects full-year 2008 industry unit shipments to decline 2 percent to 3 percent from 2007 levels, versus flat unit volume growth previously expected.

Whirlpool Latin America net sales increased 24 percent to $932 million. Increased demand for the company’s leading brands and strong industry demand drove Latin America sales. Excluding currency translation, sales for appliances and compressors increased approximately 9 percent.

Operating profit totaled $119 million in the first quarter, increasing 41 percent from the prior year. Increased unit shipments and strong productivity were the main factors behind the year-over-year increase.

Based on current economic conditions in Latin America, the company’s full-year 2008 shipment forecast of an increase of 5 percent to 8 percent remains unchanged.

Whirlpool Asia reported quarterly sales of $138 million, increasing 19 percent from the prior year. Excluding the impact of currency, sales increased approximately 9 percent predominantly due to higher volume in the company’s India operations. The region reported an operating profit of $2 million during the quarter. The year-over-year increase in operating profit resulted from higher volume and favorable trends in productivity and product mix. These favorable items were partially offset by higher material costs.

The company continues to expect full-year 2008 industry unit shipments to increase 5 percent to 10 percent from 2007 levels.

Outlook

“The macroeconomic challenges, primarily material and oil-related costs, have intensified,” said Fettig. “In light of these trends, we are reducing our full-year outlook. We will continue to aggressively pursue actions to address these challenges. Specifically, we will implement previously announced cost-based price increases and will accelerate our productivity initiatives to mitigate these challenges. We will continue to invest in our brands to bring new innovative products to consumers around the world.”

For the full-year 2008, Whirlpool now expects earnings per diluted share from continuing operations to be in the $7.00 to $7.50 range and to generate $500 million to $550 million in free cash flow.**

*	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
**	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by continuing operations appears below under the heading “Cash Flow Reconciliation.”

NEW INNOVATIONS

•	The Whirlpool brand launched:

•	The Cabrio steam dryer that uses a combination of mist and heat to naturally steam away tough odors and relax wrinkles.

•

A new French door refrigerator with an external ice and water dispenser. The refrigerator features extra tall humidity-controlled crispers, a caddy for tall bottles and a can pack keeper to store a case of beverages.

•	Three new front-load laundry color options. The new vibrant, nature-inspired palette includes Tuscan Chestnut, Ocean Sapphire and Classic Red.

•

The latest compatible devices for the centralpark connection refrigerator featuring a docking port that supplies power to electronic devices. The refrigerator’s plug-and-play platform works interchangeably with a messaging center, kitchen computer with organizational software and an iPod® compatible speaker system.

•	The Maytag brand launched:

•	The Bravos steam dryer that combines heated air with mist to form steam to help relax wrinkles and remove odors from clothes. This marks the first top-loading laundry pair to offer steam cycles.

•	The KitchenAid brand launched:

•	A 72” French door, counter-depth refrigerator, the first in the industry. The refrigerator provides more space while maintaining a built-in look.

•	The Jenn-Air brand launched:

•	A new French door refrigerator with an ice and water dispenser in the door.

•	An expanded SteamClean dishwasher line. The SteamClean option provides enhanced soil and spot cleaning when using the normal cycle to produce an even more lustrous shine on stemware.

•	The Gladiator GarageWorks brand launched:

•	The “Smart Solutions” series including a golf caddy, ball caddy, project caddy and clean-up caddy. The series is designed to address specific organizational needs of Gladiator brand consumers.

•

A ready-to-assemble Extra Large GearBox to provide ample storage for large, bulky, hard-to-store items. The GearBox is 48” x 72” and is designed to hang from Gladiator Wall Systems or sit on the floor on leveler legs.

•	Whirlpool Europe launched:

•	KitchenAid brand major appliances in Belgium, the Netherlands and Luxembourg as part of the brands continued European introduction.

•

The KitchenAid shock freezer that brings two innovative food preservation systems into the home: fast cooling and freezing. Fast cooling guarantees better food quality. Fast freezing enables consumers to freeze even the most delicate dishes.

•

The KitchenAid bottom mount refrigerator with optional wine cellar. The refrigerator features large, practical shelves and eliminates humidity before it can turn into frost. The wine cellar can hold up to 188 bottles and offers three different temperature settings.

•	Whirlpool Latin America launched:

•	KitchenAid brand major appliances, countertop appliances and cooking tools in Brazil.

•	A new Ative Brastemp washing machine featuring a rounded lid, spot removal cycle and expanded load capacity.

•	Three new Consul automatic and semi-automatic washing machines that conserve water and feature innovative designs.

•	A Consul brand vacuum cleaner. The product features a retractable telescopic hose, retractable energy cable, an on/off pedal switch, ergonomic handle, and indicator light for bag changes.

•	Whirlpool Asia launched:

•

A Whirlpool brand compact washing machine to fit in small kitchens and bathrooms. The product features 6th Sense technology which senses the wash load and automatically adjusts water levels and cycle times.

AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was recognized with its third consecutive ENERGY STAR® Sustained Excellence award from the Environmental Protection Agency and the Department of Energy in honor of its outstanding contribution to providing innovative products that help consumers reduce their utility bills and contribute to a reduction in greenhouse gas emissions.

•	Whirlpool brand Building Blocks program was named a finalist in the 2007 PRNews Corporate Social Responsibility Awards in the Cause Branding Campaign category.

•

KitchenAid brand opened its first KitchenAid Experience Center in Gouda, Holland. The KitchenAid Experience Center is designed to show the range and capabilities of KitchenAid appliances to trade partners.

•

Whirlpool Europe’s Shared Services Center in Ireland was named, for the fifth time, as one of the Top Best 50 Companies to work for in Ireland. This “Best Companies” study, conducted by Great Place to Work Institute, sets out to identify and recognize the finest employers.

•

Whirlpool Czech Republic and Whirlpool Slovakia were both awarded the prestigious “Supplier of the Year” 2007 award by Euronics, a pan-European trade customer, in the Major Domestic Appliances category. The award is based on product range, ease to sell, marketing support, communication, profitability, supplies and service.

•	Gladiator GarageWorks was featured in a garage organization piece titled “Curbing the Chaos in the Garage” which published in the Wall Street Journal on February 28.

•

In Brazil, a Whirlpool compressor was identified as one of the 10 most important Brazilian innovations in the last decade by the Exame / Monitor survey. The product was recognized for reducing up to 40 percent of the energy consumption of refrigerators and freezers.

•	In Brazil, Whirlpool was named the most innovative company by the ranking Champions of Innovation, promoted by Amanhã Magazine and Edusys consulting.

Cash Flow Reconciliation

The table below reconciles actual 2007 and 2008 and projected 2008 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company, and significant economic, competitive and other uncertainties and contingencies.

	First Quarter		2008
(millions of dollars)	2008	2007	Outlook
Cash (used in) provided by continuing operations	$(338)	$(159)	$1,000	-	$1,025
Capital expenditures	(107)	(96)	(550)	-	(575)
Proceeds from sale of assets/non-Maytag businesses	1	5	50	-	100

Free cash flow	$(444)	$(250)	$500	-	$550

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion, 73,000 employees, and 72 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices, as well as expectations as to the integration with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 12% of Whirlpool’s 2007 consolidated net sales of $19.4 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions, including the strength of the U.S. building industry and the level of interest rates; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) our ability to attract, develop and retain executives and other qualified employees; (8) health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulations; (10) litigation including product liability and product defect claims; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency fluctuations; and (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

THREE MONTHS ENDED MARCH 31

(Millions of dollars, except per share data)

	2008	2007
Net sales	$4,614	$4,389

Expenses
Cost of products sold	4,000	3,761
Selling, general and administrative (exclusive of intangible amortization)	440	375
Intangible amortization	7	10
Restructuring costs	8	17

Operating profit	159	226

Other income (expense)
Interest and sundry income (expense)	(7)	(5)
Interest expense	(49)	(50)

Earnings from continuing operations before income taxes and other items	103	171

Income taxes	3	41

Earnings from continuing operations before equity earnings and minority interests	100	130

Equity in income (loss) of affiliated companies	—	(2)
Minority interests	(6)	(4)

Earnings from continuing operations	94	124
Loss from discontinued operations, net of tax of $0 and $3 for the three months ended March 31, 2008 and 2007	—	(7)

Net earnings available to common stockholders	$94	$117

Per share of common stock
Basic earnings from continuing operations	$1.23	$1.57
Discontinued operations, net of tax	—	(0.09)

Basic net earnings	$1.23	$1.48

Diluted earnings from continuing operations	$1.22	$1.55
Discontinued operations, net of tax	—	(0.09)

Diluted net earnings	$1.22	$1.46

Dividends	$0.43	$0.43

Weighted-average shares outstanding (in millions)
Basic	76.3	78.7
Diluted	77.3	79.9

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars)

	(Unaudited) MARCH 31, 2008	DECEMBER 31, 2007

Assets
Current assets
Cash and equivalents	$321	$201
Accounts receivable, net of allowance for uncollectible accounts of $85 and $83 at March 31, 2008 and December 31, 2007, respectively	2,564	2,604
Inventories	2,912	2,665
Deferred income taxes	306	324
Other current assets	899	761

Total current assets	7,002	6,555

Other assets
Goodwill, net	1,744	1,760
Other intangibles, net of accumulated amortization of $75 and $64 at March 31, 2008 and December 31, 2007, respectively	1,859	1,854
Other assets	626	628

Total other assets	4,229	4,242

Property, plant and equipment
Land	85	84
Buildings	1,282	1,226
Machinery and equipment	8,141	7,861
Accumulated depreciation	(6,236)	(5,959)

Total property, plant and equipment	3,272	3,212

Total assets	$14,503	$14,009

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,165	$3,260
Accrued expenses	636	633
Accrued advertising and promotions	344	497
Employee compensation	364	444
Notes payable	638	298
Current maturities of long-term debt	4	127
Other current liabilities	560	634

Total current liabilities	5,711	5,893

Noncurrent liabilities
Long-term debt	2,166	1,668
Postretirement benefits	1,064	1,061
Pension benefits	727	725
Other liabilities	685	682

Total noncurrent liabilities	4,642	4,136

Commitments and contingencies
Minority interests	79	69

Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 104 million and 103 million shares issued at March 31, 2008 and December 31, 2007, respectively, 75 million and 76 million shares outstanding at March 31, 2008 and December 31, 2007, respectively	104	103
Additional paid-in capital	1,999	1,993
Retained earnings	3,764	3,703
Accumulated other comprehensive loss	(81)	(270)
Treasury stock, 29 million shares and 27 million shares at March 31, 2008 and December 31, 2007, respectively	(1,715)	(1,618)

Total stockholders' equity	4,071	3,911

Total liabilities and stockholders' equity	$14,503	$14,009

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

THREE MONTHS ENDED MARCH 31

(Millions of dollars)

	2008	2007
Operating activities of continuing operations
Net earnings	$94	$117
Loss from discontinued operations	—	7

Earnings from continuing operations	94	124
Adjustments to reconcile earnings from continuing operations to cash used in operating activities from continuing operations:
Equity in losses of affiliated companies, less dividends received	—	2
Gain on disposition of assets	(2)	(6)
Depreciation and amortization	153	143
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	114	173
Inventories	(180)	(311)
Accounts payable	(187)	22
Restructuring charges, net of cash paid	(22)	(43)
Taxes deferred and payable, net	(5)	32
Accrued pension	(6)	(21)
Employee compensation	(90)	(60)
Other	(207)	(214)

Cash used in continuing operating activities	(338)	(159)

Investing activities of continuing operations
Capital expenditures	(107)	(96)
Proceeds from sale of assets	1	5
Proceeds from sale of Maytag adjacent businesses	—	92

Cash (used in) provided by investing activities of continuing operations	(106)	1

Financing activities of continuing operations
Net proceeds (repayments) from short-term borrowings	314	144
Proceeds from borrowings of long-term debt	501	—
Repayments of long-term debt	(127)	(8)
Dividends paid	(33)	(34)
Purchase of treasury stock	(97)	—
Common stock issued	4	22
Other	(5)	4

Cash provided by financing activities of continuing operations	557	128

Cash provided by discontinued operations—operating activities	—	6

Effect of exchange rate changes on cash and equivalents	7	3

Increase (decrease) in cash and equivalents	120	(21)
Cash and equivalents at beginning of period	201	262

Cash and equivalents at end of period	$321	$241

Supplemental disclosure of cash flow information
Cash paid for interest	$41	$50
Cash paid (refunded) for taxes	20	(9)